Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas 40th Floor New York, New York 10019-6022 o: 212.999.5800 f: 866.974.7329
July 21, 2023
Aurora Innovation, Inc.
1654 Smallman St
Pittsburgh, PA 15222

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Aurora Innovation, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and resale of an aggregate of 222,222,216 shares (the “Shares”) of the Company’s Class A common stock, $0.00001 par value per share. All of the Shares are being registered for resale on behalf of certain stockholders of the Company, including their transferees, pledgees or donees or their respective successors (the “Selling Stockholders”), pursuant to a Registration Rights Agreement, dated July 18, 2023, by and among the Company and the Selling Stockholders (the “Registration Rights Agreement”).
We are acting as counsel for the Company in connection with the registration of the Shares for offer and resale.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters and such other documents which we consider necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established the facts stated therein. In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.
AUSTIN          BEIJING          BOSTON          BOULDER          BRUSSELS          HONG KONG          LONDON          LOS ANGELES          NEW YORK          PALO ALTO
SALT LAKE CITY          SAN DIEGO          SAN FRANCISCO          SEATTLE          SHANGHAI          WASHINGTON, DC          WILMINGTON, DE

Aurora Innovation, Inc.
July [21], 2023

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation